Exhibit 10.12.2

AMENDMENT NUMBER TWO
TO THE
BRIGHTHOUSE FINANCIAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

The BRIGHTHOUSE FINANCIAL, INC. EMPLOYEE STOCK PURCHASE PLAN, as amended (“Plan”), is hereby amended as follows, effective as of December 13, 2019:

Background

WHEREAS, Section 9.13 of the Plan provides that the Plan shall terminate on January 1, 2020;

WHEREAS, the Plan Administrator has determined that it is appropriate, advisable and in the best interests of Brighthouse Financial, Inc. (the “Company”) to amend the Plan to extend the term of the Plan to July 1, 2029, unless earlier terminated pursuant to the terms of the Plan; and

WHEREAS, the Compensation and Human Capital Committee of the Board of Directors of the Company has approved this amendment, effective as of December 13, 2019, subject to the approval of the Plan, as amended, by the shareholders of the Company.

Amendment

1.	Term of the Plan. Section 9.13 of the Plan shall be amended and restated in its entirety to read as follows:
“Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (i) July 1, 2029, (ii) the termination of the Plan pursuant to Section 9.5, or (iii) when no more shares are available for issuance of Options under the Plan.”

2.	No Other Effect on the Plan. In all other respects, the form, terms and provisions of the Plan remain unchanged and in full force and effect.
IN WITNESS WHEREOF, Brighthouse Financial, Inc. has caused this amendment to be executed in its name and behalf this 13th day of December 2019, by the Plan Administrator of the Plan thereunto duly authorized.

BRIGHTHOUSE FINANCIAL, INC.

By: __/s/ Micah Dowling _________
Micah Dowling
Plan Administrator

Witness: _/s/ Elyse Milito _________